Exhibit 10.8

INDEMNIFICATION AGREEMENT

Indemnification Agreement (this “Agreement”), dated as of May 25, 2011, by and among CDRT Holding Corporation, a Delaware corporation (“Holdco”), Emergency Medical Services Corporation, a Delaware corporation (“Opco”, and Opco and Holdco individually a “Company” and together the “Companies”) and Richard J. Schnall (“Indemnitee”).

WHEREAS, qualified persons are reluctant to serve companies as managers, directors, officers or otherwise unless they are provided with comprehensive indemnification and insurance against claims arising out of their service to and activities on behalf of the companies; and

WHEREAS, the Companies have determined that attracting and retaining such persons is in the best interests of the Companies and their owners and that it is reasonable, prudent and necessary for the Companies to indemnify such persons to the fullest extent permitted by applicable law and to provide reasonable assurance regarding insurance;

NOW, THEREFORE, the Companies and Indemnitee hereby agree as follows:

1.                                       Defined Terms; Construction.

(a)                                  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Corporate Status” means the status of a person who is or was a member of the Governing Body (or of any committee thereof), officer, employee or agent of either of the Companies or any of their subsidiaries, or of any predecessor thereof, or is or was serving at the request of either of the Companies as a member of the Governing Body (or of any committee thereof), officer, employee or agent of another entity, or of any predecessor thereof, including service with respect to an employee benefit plan.

“Determination” means a determination that either (x) there is a reasonable basis for the conclusion that indemnification of Indemnitee is proper in the circumstances because Indemnitee met a particular standard of conduct (a “Favorable Determination”) or (y) there is no reasonable basis for the conclusion that indemnification of Indemnitee is proper in the circumstances because Indemnitee met a particular standard of conduct (an “Adverse Determination”).  An Adverse Determination shall include the decision that a Determination was required in connection with indemnification and the decision as to the applicable standard of conduct.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Expenses” means all attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees and expenses of experts, witnesses and public relations consultants, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a Proceeding.

“Governing Body” means in the case of a corporation the board of directors, in the case of a limited liability company the board of managers or similar body and in the case of any other form of entity any similar governing body.

“Independent Legal Counsel” means an attorney or firm of attorneys competent to render an opinion under the applicable law, selected in accordance with the provisions of Section 5(e), who has not performed any services for either of the Companies or any of their subsidiaries or for Indemnitee (other than in connection with a Determination or a determination regarding the rights of indemnitees under other indemnity agreements) within the past five years.

“Proceeding” means a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.

“Voting Securities” means any securities of Opco that vote generally in the election of members of the Governing Body of Opco.

(b)                                 Construction.  For purposes of this Agreement,

(i)                                     References to a Company and its “subsidiaries” shall include any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise that before or after the date of this Agreement is party to a merger or consolidation with such Company or any such subsidiary or that is a successor to such Company as contemplated by Section 8(e).

(ii)                                  References to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan.

(iii)                               References to a “witness” in connection with a Proceeding shall include any interviewee or person called upon to produce documents in connection with such Proceeding.

2.                                       Agreement to Serve.

Indemnitee agrees to serve as a member of the Governing Body or as an officer of either or both of the Companies or one or more of their subsidiaries and in such other capacities as Indemnitee may serve at the request of either of the Companies from time to time, and by their execution of this Agreement each Company confirms its request that Indemnitee so serve.  Indemnitee shall be entitled to resign or otherwise terminate such service with immediate effect at any time, and neither such resignation or termination nor the length of such service shall affect Indemnitee’s rights under this Agreement.  This Agreement shall not constitute an employment agreement, supersede any employment agreement to which Indemnitee is a party or create any right of Indemnitee to continued employment or appointment.

3.                                       Indemnification.

(a)                                  General Indemnification.  The Companies shall indemnify Indemnitee, to the fullest extent permitted by applicable law in effect on the date hereof or as amended to increase the scope of permitted indemnification, against Expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding in any way connected with, resulting from or relating to Indemnitee’s Corporate Status.

(b)                                 Additional Indemnification Regarding Expenses.  Without limiting the foregoing, in the event any Proceeding is initiated by Indemnitee or by either of the Companies, any of their subsidiaries or any other person to enforce or interpret this Agreement or any rights of Indemnitee to indemnification or advancement of Expenses (or related obligations of Indemnitee) under either Company’s or any such subsidiary’s certificate of incorporation, bylaws or other organizational agreement or instrument, any other agreement to which Indemnitee and either of the Companies or any of their subsidiaries are party, any vote of stockholders, directors, members or managers of either of the Companies or any of their subsidiaries, any applicable law or any liability insurance policy, the Companies shall indemnify Indemnitee against all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding in proportion to the success achieved by Indemnitee in such Proceeding and the efforts required to obtain that success, as determined by the court or arbitrator presiding over such Proceeding.

(c)                                  Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Companies for a portion of any Expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement incurred by Indemnitee, but not for the total amount thereof, the Companies shall nevertheless indemnify Indemnitee for such portion.

(d)                                 Non-exclusivity; Other Rights to Indemnification.  The indemnification and advancement rights provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under the certificate of incorporation, bylaws or other organizational agreement or instrument of either of the Companies or any of their subsidiaries, any other agreement, any vote of stockholders or directors, any applicable law or any liability insurance policy, provided that to the extent that Indemnitee is entitled to be indemnified by either or both of the Companies and by any equity holder of Holdco or any affiliate (other than the Companies and their subsidiaries) of any such equity holder or any insurer under a policy procured by any such equity holder or affiliate, (i) the obligations of the Companies hereunder shall be primary and the obligations of such equity holder, affiliate or insurer secondary, and (ii) the Companies shall not be entitled to contribution or indemnification from or subrogation against such equity holder, affiliate or insurer.  Any such equity holder or affiliate shall be entitled to enforce the Companies’ obligation to provide indemnification in accordance with the priorities set forth in this Section 3(d) directly against the Companies, and each such equity holder or affiliate shall constitute an express intended third party beneficiary under this Agreement for such purpose, and in the event that any such equity holder or affiliate makes indemnification payments or advances to Indemnitee in respect of any Expenses, losses, liabilities, judgments, fines, penalties or amounts paid in settlement for which either or both of the Companies would also be obligated pursuant to this Agreement, the obligated Company or Companies shall reimburse such equity holder or affiliate in full on demand.

(e)                                  Exceptions.  Any other provision herein to the contrary notwithstanding, the Companies shall not be obligated under this Agreement to indemnify Indemnitee for Expenses incurred in connection with Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, counterclaim or crossclaim, except (i) as contemplated by Section 3(b), (ii) in specific cases if the Governing Body of Holdco has approved the initiation or bringing of such Proceeding, and (iii) as may be required by law.

(f)                                    Subrogation.  Except as set forth in Section 3(d)(ii) of this Agreement, in the event of payment under this Agreement, the Companies shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute such documents and do such acts as either of the Companies may reasonably request to secure such rights and to enable the Companies effectively to bring suit to enforce such rights.

(g)                                 Companies’ Obligations Joint and Several.  Except as limited by the last sentence of Section 8(e), the Companies shall be jointly and severally liable for all of their obligations to Indemnitee under this Agreement.

4.                                       Advancement of Expenses.

The Companies shall pay all Expenses incurred by Indemnitee in connection with any Proceeding in any way connected with, resulting from or relating to Indemnitee’s Corporate Status, other than a Proceeding initiated by Indemnitee for which the Companies would not be obligated to indemnify Indemnitee pursuant to Section 3(e)(i), in advance of the final disposition of such Proceeding and without regard to whether Indemnitee will ultimately be entitled to be indemnified for such Expenses and without regard to whether an Adverse Determination has been made, except as contemplated by the last sentence of Section 5(f).  Indemnitee shall repay such amounts advanced if and to the extent that it shall ultimately be determined in a decision by a court of competent jurisdiction from which no appeal can be taken that Indemnitee is not entitled to be indemnified by the Companies for such Expenses.  Such repayment obligation shall be unsecured and shall not bear interest.  The Companies shall not impose on Indemnitee additional conditions to advancement or require from Indemnitee additional undertakings regarding repayment.

5.                                       Indemnification Procedure.

(a)                                  Notice of Proceeding; Cooperation.  Indemnitee shall give the Companies notice in writing as soon as practicable of any Proceeding for which indemnification will or could be sought under this Agreement, provided that any failure or delay in giving such notice shall not relieve the Companies of their obligations under this Agreement unless and to the extent that (i) neither of the Companies nor any of their subsidiaries are party to or aware of such Proceeding and (ii) the Companies are materially prejudiced by such failure.

(b)                                 Settlement.  The Companies will not, without the prior written consent of Indemnitee, which may be provided or withheld in Indemnitee’s sole discretion, effect any settlement of any Proceeding against Indemnitee or which could have been brought against Indemnitee unless such settlement solely involves the payment of money by persons other than Indemnitee and includes an unconditional release of Indemnitee from all liability on any matters that are the subject of such Proceeding and an acknowledgment that Indemnitee denies all wrongdoing in connection with such matters.  The Companies shall not be obligated to indemnify Indemnitee against amounts paid in settlement of a Proceeding against Indemnitee if such settlement is effected by Indemnitee without the Companies’ prior written consent, which shall not be unreasonably withheld.

(c)                                  Request for Payment; Timing of Payment.  To obtain indemnification payments or advances under this Agreement, Indemnitee shall submit to the Companies a written request therefor, together with such invoices or other supporting information as may be reasonably requested by the Companies and reasonably available to Indemnitee.  The Companies shall make indemnification payments to Indemnitee no later than 30 days, and advances to Indemnitee no later than 10 days, after receipt of the written request of Indemnitee.

(d)                                 Determination.  The Companies intend that Indemnitee shall be indemnified to the fullest extent permitted by law as provided in Section 3 and that no Determination shall be required in connection with such indemnification.  In no event shall a Determination be required in connection with advancement of Expenses pursuant to Section 4 or in connection with indemnification for Expenses incurred as a witness or incurred in connection with any Proceeding or portion thereof with respect to which Indemnitee has been successful on the merits or otherwise.  Any decision that a Determination is required by law in connection with any other indemnification of Indemnitee, and any such Determination, shall be made within 30 days after receipt of Indemnitee’s written request for indemnification, as follows, (i) by a majority vote of the members of the Governing Body of Holdco who are not parties to such Proceeding, even though less than a quorum, with the advice of Independent Legal Counsel, or (ii) by a committee of such members designated by majority vote of such members, even though less than a quorum, with the advice of Independent Legal Counsel, or (iii) if there are no such members, or if such members so direct, by Independent Legal Counsel in a written opinion to the Companies and Indemnitee, or (iv) by holders of a majority of the outstanding equity interests in Holdco.  The Companies shall pay all Expenses incurred by Indemnitee in connection with a Determination.

(e)                                  Independent Legal Counsel.  Independent Legal Counsel shall be selected by the Governing Body of Holdco and approved by Indemnitee (which approval shall not be unreasonably withheld or delayed).  The Companies shall pay the fees and expenses of Independent Legal Counsel and indemnify Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to its engagement.

(f)                                    Consequences of Determination; Remedies of Indemnitee.  The Companies shall be bound by and shall have no right to challenge a Favorable Determination.  If an Adverse Determination is made, or if for any other reason the Companies do not make timely indemnification payments or advances of Expenses, Indemnitee shall have the right to commence a Proceeding before a court of competent jurisdiction to challenge such Adverse Determination and/or to require the Companies to make such payments or advances (and the Companies shall have the right to defend their position in such Proceeding and to appeal any adverse judgment in such Proceeding).  Indemnitee shall be entitled to be indemnified for all Expenses incurred in connection with such a Proceeding in accordance with Section 3(b) and to have such Expenses advanced by the Companies in accordance with Section 4.  If Indemnitee fails to challenge an Adverse Determination, or if Indemnitee challenges an Adverse Determination and such Adverse Determination has been upheld by a final judgment of a court of competent jurisdiction from which no appeal can be taken, then, to the extent and only to the extent required by such Adverse Determination or final judgment, the Companies shall not be obligated to indemnify or advance Expenses to Indemnitee under this Agreement.

(g)                                 Presumptions; Burden and Standard of Proof.  In connection with any Determination, or any review of any Determination, by any person, including a court:

(i)                                     It shall be a presumption that a Determination is not required.

(ii)                                  It shall be a presumption that Indemnitee has met the applicable standard of conduct and that indemnification of Indemnitee is proper in the circumstances.

(iii)                               The burden of proof shall be on the Companies to overcome the presumptions set forth in the preceding clauses (i) and (ii), and each such presumption shall only be overcome if the Companies establish that there is no reasonable basis to support it.

(iv)                              The termination of any Proceeding by judgment, order, finding, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that indemnification is not proper or that Indemnitee did not meet the applicable standard of conduct or that a court has determined that indemnification is not permitted by this Agreement or otherwise.

(v)                                 Neither the failure of any person or persons to have made a Determination nor an Adverse Determination by any person or persons shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee did not meet the applicable standard of conduct, and any Proceeding commenced by Indemnitee pursuant to Section 5(f), other than one to enforce a Favorable Determination, shall be de novo with respect to all determinations of fact and law.

6.                                       Directors and Officers Liability Insurance.

(a)                                  Maintenance of Insurance.  So long as either of the Companies or any of their subsidiaries maintains directors and officers liability insurance for any managers, directors, officers, employees or agents of any such person, the Companies shall ensure that Indemnitee is covered by such insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Companies’ and their subsidiaries’ then current managers, directors and officers.  If at any time (i) such insurance ceases to cover acts and omissions occurring during all or any part of the period of Indemnitee’s Corporate Status or (ii) neither of the Companies nor any of their subsidiaries maintains any such insurance, the Companies shall ensure that Indemnitee is covered, for at least six years (or such shorter period as is available on commercially reasonable terms) from such time, by other directors and officers liability insurance, in amounts and on terms (including the portion of the period of Indemnitee’s Corporate Status covered) no less favorable to Indemnitee than the amounts and terms of the liability insurance maintained on the date hereof.

(b)                                 Notice to Insurers.  Upon receipt of notice of a Proceeding pursuant to Section 5(a), the Companies shall give or cause to be given prompt notice of such Proceeding to all insurers providing liability insurance in accordance with the procedures set forth in all applicable or potentially applicable policies.  The Companies shall thereafter take all necessary action to cause such insurers to pay all amounts payable in accordance with the terms of such policies.

7.                                       Exculpation, etc.

(a)                                  Limitation of Liability.  If Indemnitee is, has been or in the future becomes a director of either of the Companies or any of their subsidiaries, Indemnitee shall not be personally liable to either of the Companies or any such subsidiary or to the stockholders of either of the Companies or any such subsidiary for monetary damages for breach of fiduciary duty as a director; provided that the foregoing shall not eliminate or limit the liability of the Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to a Company or such a subsidiary or the stockholders thereof; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL or any similar provision of other applicable corporations law; or (iv) for any transaction from which the Indemnitee derived an improper personal benefit.  If the DGCL or such other applicable law shall be amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of the Indemnitee shall, automatically, without any further action, be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable law as so amended.

(b)                                 Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of either of the Companies or any of their subsidiaries against Indemnitee or Indemnitee’s estate, spouses, heirs, executors, personal or legal representatives, administrators or assigns after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of either of the Companies or any of their subsidiaries shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period, provided that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

8.                                       Miscellaneous.

(a)                                  Non-Circumvention.  Neither of the Companies shall seek or agree to any order of any court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of the Companies’ indemnification, advancement or other obligations under this Agreement.

(b)                                 Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

(c)                                  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third business day following the date of mailing if delivered by domestic registered or certified mail, properly addressed, or on the fifth business day following the date of mailing if sent by airmail from a country outside of North America, to Indemnitee at the address shown on the signature page of this Agreement, to the Companies at the addresses shown on the signature page of this Agreement, or in either case as subsequently modified by written notice.

(d)                                 Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

(e)                                  Successors and Assigns; Separation of Holdco and Opco.  This Agreement (i) shall be binding upon the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of either of the Companies), (ii) shall inure to the benefit of and be enforceable by (A) the parties hereto, (B) any such successors and assigns, (C) any heirs, executors, devisees, administrators and other legal representatives of Indemnitee and (D) to the extent provided in Section 3(d) above, any express third party beneficiary hereof and (iii) shall continue as to Indemnitee after he or she has ceased to be a director, officer, employee or agent of the Companies.

(f)                                    Choice of Law; Consent to Jurisdiction.  This Agreement shall be governed by and its provisions construed in accordance with the laws of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware, without regard to the conflict of law principles thereof.  The Companies and Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the courts of the State of Delaware.

(g)                                 Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto, provided that the provisions hereof shall not supersede the provisions of certificate of incorporation, bylaws or other organizational agreement or instrument of the Companies and their subsidiaries, any agreement, any vote of members, managers, stockholders or directors or any applicable law, to the extent any such provisions shall be more favorable to Indemnitee than the provisions hereof.

(h)                                 Counterparts.  This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CDRT HOLDING CORPORATION

		By:	/s/ William A. Sanger
		Name:	William A. Sanger
		Title:	Chief Executive Officer

		Address:	c/o Emergency Medical Services Corporation
6200 South Syracuse Way
Suite 200
Greenwood, CO 80111

EMERGENCY MEDICAL SERVICES CORPORATION

		By:	/s/ William A. Sanger
		Name:	William A. Sanger
		Title:	Chief Executive Officer

		Address:	6200 South Syracuse Way
Suite 200
Greenwood, CO 80111

AGREED TO AND ACCEPTED:

INDEMNITEE:

By:	/s/ Richard J. Schnall
Name:	Richard J. Schnall
Title:	Director

Address:	Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York 10152